UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                             LS CAPITAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    501936108
    ------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [X]    Rule 13d-1(b)

        [ ]    Rule 13d-1(c)

        [ ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 8 Pages

---------------------
CUSIP No.  501936108
---------------------



 ========= =====================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           David W. Tice & Associates, Inc. - 75-2476962
========== =====================================================================
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                            (a) [ ]
                                                                         (b) [ ]
           Not Applicable
========== =====================================================================
  3        SEC USE ONLY
========== =====================================================================
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Texas
=========================== ========= ==========================================
                               5      SOLE VOTING POWER
        NUMBER OF
                                      153,000
          SHARES
                            ========= ==========================================
       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                     -0-
                            ========= ==========================================
           EACH                7      SOLE DISPOSITIVE POWER

        REPORTING                     1,573,000
                            ========= ==========================================
          PERSON               8      SHARED DISPOSITIVE POWER

           WITH                       -0-
=========== ====================================================================
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,573,000
=========== ====================================================================
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                                [ ]
            Not Applicable
=========== ====================================================================
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.9%1
=========== ====================================================================
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IA
================================================================================

--------
1 Based upon an aggregate of 17,598,000 shares outstanding as of September 30, 1998.

                               Page 2 of 8 Pages

---------------------
CUSIP No.  501936108
---------------------



 ========= =====================================================================
   1       NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
           Prudent Bear Funds, Inc. - 39-1837741
========== =====================================================================
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (SEE INSTRUCTIONS)                                            (a) [ ]
                                                                         (b) [ ]
           Not Applicable
========== =====================================================================
  3        SEC USE ONLY
========== =====================================================================
  4        CITIZENSHIP OR PLACE OF ORGANIZATION
           Maryland
=========================== ========= ==========================================
                               5      SOLE VOTING POWER
        NUMBER OF                     1,420,000

          SHARES            ========= ==========================================
                               6      SHARED VOTING POWER
       BENEFICIALLY
                                      -0-
         OWNED BY           ========= ==========================================
                               7      SOLE DISPOSITIVE POWER
           EACH
                                      -0-
        REPORTING           ========= ==========================================
                               8      SHARED DISPOSITIVE POWER
          PERSON
                                      -0-
           WITH
=========== ====================================================================
  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,420,000
=========== ====================================================================
10
            CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)                                [ ]
            Not Applicable
=========== ====================================================================
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            8.1%2
=========== ====================================================================
12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
            IV
================================================================================

--------
2 Based upon an aggregate of 17,598,000 shares outstanding as of September 30, 1998.


                                Page 3 of 8 Pages

2 Based upon an aggregate of  17,598,000  shares
            outstanding as of September 30, 1998.


           Item 1(a).       Name of Issuer:

                            LS Capital Corporation

           Item 1(b).       Address of Issuer's Principal Executive Offices:

                            Rivercourt
                            17-19 Sir John Rogersons Quay
                            Dublin 2 Ireland

           Item 2(a).       Name of Person Filing:

                            The persons  filing this  Schedule 13G are (i) David
                            W. Tice & Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and (ii) Prudent Bear Funds, Inc., an investment company registered under the Investment Company Act of 1940. Attached as Exhibit 1 hereto, which is incorporated by reference herein, is an agreement between David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. that this Schedule 13G is filed on behalf of each of them.

           Item 2(b).       Address of  Principal  Business  Office or, if none,
                            Residence:

                            8140 Walnut Hill Lane, Suite 405
                            Dallas, Texas  75231

                            (for both David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc.)

           Item 2(c).       Citizenship:

                            David  W.  Tice  &   Associates,  Inc.  is  a  Texas
                            corporation. Prudent Bear Funds, Inc. is a Maryland corporation.

           Item 2(d).       Title of Class of Securities:

                            Common Stock

           Item 2(e).       CUSIP Number:

                            501936108

                                Page 4 of 8 Pages

       Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

                  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

                  [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

                  |X| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

                  |X|       An  investment   adviser  in  accordance   with  ss.
                            240.13d-1(b)(1)(ii)(E).

                  [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii) (F).

                  [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1) (ii)(G).


                  [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);


                  [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  [ ]       Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


       Item 4.    Ownership

                  David W. Tice & Associates, Inc.
                  (a)      Amount Beneficially Owned: 1,573,000*

                  (b)      Percent of Class: 8.9%

                  (c)      Number of shares as to which such person has:

                           (i)      sole  power to vote or to  direct  the vote:
                                    153,000

                           (ii)     shared  power to vote or to direct the vote:
                                    -0-

                           (iii) sole power to dispose or to direct the disposition of: 1,573,000

                           (iv) shared power to dispose or to direct the disposition of: -0-



------------
* David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. share beneficial ownership over the same 1,420,000 shares.

                                Page 5 of 8 Pages

                  Prudent Bear Funds, Inc.
                  (a)      Amount Beneficially Owned: 1,420,000*

                  (b)      Percent of Class: 8.1%

                  (c)      Number of shares as to which such person has:

                           (i)      sole  power to vote or to  direct  the vote:
                                    1,420,000

                           (ii)     shared  power to vote or to direct the vote:
                                    -0-

                           (iii) sole power to dispose or to direct the disposition of: -0-

                           (iv) shared power to dispose or to direct the disposition of: -0-


       Item 5.    Ownership of Five Percent or Less of a Class.

                  N/A

       Item 6.    Ownership  of More than  Five  Percent  on  Behalf of  Another
                  Person.

                  N/A

       Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  N/A

       Item 8.    Identification and Classification of Members of the Group.

                  N/A

       Item 9.    Notice of Dissolution of Group.

                  N/A

--------------------
* David W. Tice & Associates, Inc. and Prudent Bear Funds, Inc. share beneficial ownership over the same 1,420,000 shares.


                                Page 6 of 8 Pages

---------------------
CUSIP No.  501936108
---------------------


       Item 10.   Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  Exhibits.

                  1. Agreement to file Schedule 13G jointly.

                                    SIGNATURE
                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 3, 1999
Date

DAVID W. TICE & ASSOCIATES, INC.


By: /s/ David W. Tice
    David W. Tice, President


PRUDENT BEAR FUNDS, INC.


By: /s/ David W. Tice
    David W. Tice, President

                                Page 7 of 8 Pages